Exhibit 99.1

FOR IMMEDIATE RELEASE

PERVASIP SIGNS AGREEMENT TO CANCEL ALL OF LENDER’S WARRANTS

AGREEMENT TO CANCEL WARRANTS ENABLES THE COMPANY TO ATTRACT ADDITIONAL CAPITAL

WHITE PLAINS, N.Y. — February 11, 2010 - - Pervasip Corp. (OTCBB: PVSP), a provider of Voice over Internet Protocol (VoIP) telephone services, today announced that it has signed an agreement with its lender to cancel 159,052,573 warrants held by the lender upon receipt of $300,000 in equity financing from an investor group.  The investor group signed a non-binding term sheet to provide an equity investment of $300,000 to Pervasip over a 120-day period on the condition that the lender’s warrants are cancelled.

“We are pleased with the cooperation of all parties in the establishment of an agreement that is designed to attract additional equity to the company by eliminating a warrant overhang that represents 80% of our fully-diluted shares,” said Paul Riss, Pervasip’s Chief Executive Officer. “We have approximately 30 million shares outstanding, and we believe the cancellation of 159 million warrants will significantly enhance our capital structure.  Our lender has agreed to cancel 25 million warrants for each $50,000 of equity injected by the investor group until all warrants are canceled upon the receipt of $300,000 in total.”

“We plan to use the new capital to pay expenses related to our VoIP operations,” continued Riss.  “In addition to the HTC smart phone that utilizes our mobile VoIP service, we are excited about the emergence of Linux-based smart phones that employ session initiation protocol (SIP).  We built our VoIP carrier, VoX Communications, to run on a Linux-based SIP product.  We believe the new Linux-based mobile devices that use SIP will help our sales growth, as these smart phones are a natural fit for our mobile VoIP product, which runs over the 3G network.”

About Pervasip

Pervasip Corp. delivers wholesale voice over IP (VoIP) telephone services for the residential and small business markets through its wholly owned subsidiary, VoX Communications. Leveraging a nationwide VoIP network and internally developed proprietary software and product features, VoX offers a private-label digital voice program sold to cable operators, cell phone carriers, WiMax carriers, CLECs, ISPs and resellers. VoX differentiates itself through a unique combination of high quality voice services, flexible back-office capabilities and automated provisioning systems that enable a quick turn-up for service providers and business entities, such as call centers. It offers a feature-rich, low-cost, high-quality alternative to traditional phone services. In addition, VoX offers carrier-type services for voice origination and termination, as well as toll-free and other IP-based services. For more information, please visit www.voxcorp.net.

Forward-looking statements: This release contains forward-looking statements that involve risks and uncertainties. Pervasip’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control. For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Pervasip’s Annual Report on Form 10-KSB for the year ended November 30, 2008 and any subsequent SEC filings.